EXHIBIT 99.1

Havertys Reports Earnings for Third Quarter 2016

Atlanta, Georgia, October 31, 2016 – HAVERTYS (NYSE:  HVT and HVT.A) reports earnings per share of $0.34 for the third quarter of 2016, the same earnings per share results as the comparable period in 2015.  The earnings per share for the nine months ended September 30, 2016 is $0.79 compared to $0.81 for the same period of 2015.
Clarence H. Smith, chairman, president and chief executive officer, said, "Our third quarter earnings were flat with the prior year as modest sales increases and improved gross margins were offset by expanded operating costs.  Sales gains were made across most product categories and our average ticket grew 3.2%. Our efforts to control fixed costs continue but were negatively impacted by rising health care benefit expenses which were $1 million higher in the third quarter compared to the prior year. As expected, opening and ongoing additional overhead expenses were incurred for two new stores and expansion of our Florida Distribution Center. Operating inventory levels have been trimmed as our supply chain team works closely with vendor partners and refines product flow and forecasts. We increased the quarterly cash dividend 20% to our common stockholders and year to date have made $21.3 million in stock repurchases and are confident of our ability to generate sufficient cash to grow our business and stockholder value.
"Given the potential negative impact to our associates and customers by Hurricane Matthew, we are relieved that the destruction was not greater.  Our business was impacted in several markets with 23 of our locations closed for one or more days over the Columbus Day holiday weekend but no stores suffered significant physical damage. As we move into the important selling months of November and December, we will be executing the merchandising and marketing strategies geared for our target customer and believe we are in a good position to make market share gains."
Financial Highlights
Third Quarter 2016 Compared to Third Quarter 2015
•	As previously announced, net sales increased 0.8% to $211.7 million. Comparable store sales were up 1.2%.
•	Total written sales increased 2.6% and written comparable store sales rose 3.0%.
•	Average written ticket was up 3.2% and custom upholstery written business rose 3.0%.
•
Gross profit margins increased 50 basis points to 53.7%.  There was a $0.7 million decrease in the LIFO reserve in 2016 versus a $0.2 million increase in 2015, a positive change of $0.9 million or 41 basis points.

•
SG&A costs as a percent of sales were 48.1% in 2016 and 47.0% in 2015. Total SG&A dollars increased $3.0 million due to increases in administrative costs of $1.7 million (largely due to health benefits costs), warehouse and delivery expenses of $1.2 million, selling expense of $0.8 million, occupancy costs of $0.4 million and a decrease in advertising expense of $1.0 million.

•	Other income includes a $0.5 million gain from the insurance recovery related to the destruction of our Lubbock, Texas location at the end of 2015.
•	We did not make any share repurchases in 2016 and bought 524,464 shares of our common stock in 2015 at an average price of $23.00.

NEWS RELEASE – OCTOBER 31, 2016

Nine Months ended September 30, 2016 Compared to Same Period of 2015
•	Net sales increased 2.0% to $601.0 million. Comparable store sales were up 1.9%.
•	Average written ticket rose 2.2% and custom upholstery written business was up 5.0%.
•	Gross profit margins were 53.6% versus 53.4% as a percent of sales. The LIFO year-over-year positive change was $0.9 million or 15 basis points.
•
SG&A costs as a percent of sales were 49.1% for 2016 versus 48.2% for 2015. Total SG&A dollars increased $11.0 million due to increases in administrative costs of $4.4 million (driven by health benefits costs and inflation), selling costs of $2.8 million, warehouse and delivery expenses of $2.1 million, and occupancy costs of $1.8 million. Part of these increases were due to a full nine months of costs for the four new stores added during 2015 and third quarter costs of two stores opening in 2016 along with the expansion of the Florida Distribution Center.

•
Other income includes a $2.5 million gain from the insurance recovery for inventory, building reconstruction, and business interruption claims related to the loss of our Lubbock, Texas location.  Additional gains will be recognized in future quarters.

•	For the nine months, the operating loss on the Lubbock store in 2016 versus the profit in 2015 is a negative impact of approximately $1.2 million.
•	We purchased 1,160,539 shares of our common stock for $21.3 million in 2016 and 617,021 shares for $14.0 million in 2015.

Expectations and Other
•
Total delivered sales for the fourth quarter to date of 2016 are 0.6% below the same day of week period last year and comparable store sales are flat. Total written sales for the fourth quarter to date of 2016 are up approximately 1.2% over the same day of week period last year and written comparable store sales also increased approximately 1.2%. For the fourth quarter to date, excluding those locations closed due to Hurricane Matthew, comparable delivered sales increased 1.3% and written comparable sales were up 3.3% over the same day of week period last year. Undelivered written sales are approximately $3.5 million higher at the end of October this year than one year ago.

•
We expect that gross profit margins for the full year 2016 will be approximately 53.7%, increased from the 53.5% prior guidance due to positive LIFO reserve adjustments in the third quarter and anticipated for the fourth quarter.  Given the current economic environment we do not expect a positive LIFO reserve adjustment in 2017.

•
Our estimate for fixed and discretionary type SG&A expenses for 2016 are now $251.0 million, a $1.0 million reduction of our previous estimate, and compared to $240.9 million for these same costs in 2015. The variable type costs within SG&A for the full year of 2016 are expected to be 18.0% percent of sales compared to the 17.9% rate in 2015.

•	We opened a store in Charlottesville, Virginia in mid-October.
•	We expect to increase standard selling square footage approximately 1.4% in 2016. Total capital expenditures are estimated to be approximately $32.0 million in 2016.

NEWS RELEASE – OCTOBER 31, 2016

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
(In thousands, except per share data – Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net Sales	$211,690	$209,921	$600,976	$588,984
Cost of goods sold	97,953	98,179	278,660	274,413
Gross Profit	113,737	111,742	322,316	314,571
Credit service charges	54	71	173	213
Gross profit and other revenue	113,791	111,813	322,489	314,784

Expenses:
Selling, general and administrative	101,745	98,720	294,809	283,767
Provision for doubtful accounts	70	83	286	167
Other (income) expense, net	(705)	2	(2,799)	(945)
Total expenses	101,110	98,805	292,296	282,989

Income before interest and income taxes	12,681	13,008	30,193	31,795
Interest expense, net	556	594	1,719	1,614

Income before income taxes	12,125	12,414	28,474	30,181
Income tax expense	4,759	4,759	11,065	11,574
Net income	$7,366	$7,655	$17,409	$18,607

Other comprehensive income
Adjustments related to retirement	$18	$59	$56	$175

Comprehensive income	$7,384	$7,714	$17,465	$18,782

Basic earnings per share:
Common Stock	$0.35	$0.34	$0.81	$0.83
Class A Common Stock	$0.33	$0.32	$0.77	$0.78

Diluted earnings per share:
Common Stock	$0.34	$0.34	$0.79	$0.81
Class A Common Stock	$0.33	$0.32	$0.76	$0.78

Basic weighted average shares outstanding:
Common Stock	19,083	20,448	19,615	20,538
Class A Common Stock	2,021	2,061	2,026	2,074

Diluted weighted average shares outstanding:
Common Stock	21,436	22,791	21,972	22,907
Class A Common Stock	2,021	2,061	2,026	2,074

Cash dividends per share:
Common Stock	$0.1200	$0.100	$0.3200	$0.260
Class A Common Stock	$0.1125	$0.095	$0.3025	$0.245

NEWS RELEASE – OCTOBER 31, 2016

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands – Unaudited)

	September 30, 2016	December 31, 2015	September 30, 2015
	(Unaudited)		(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$75,567	$70,659	$73,287
Investments	750	12,725	6,750
Restricted cash and cash equivalents	8,025	8,005	8,003
Accounts receivable	4,478	5,948	6,113
Inventories	99,075	108,896	105,165
Prepaid expenses	9,019	6,137	6,991
Other current assets	5,659	6,341	7,459
Total current assets	202,573	218,711	213,768

Accounts receivable, long-term	509	655	714
Property and equipment	237,197	229,283	231,699
Deferred income taxes	20,241	17,245	19,964
Other assets	7,976	5,357	6,336
Total assets	$468,496	$471,251	$472,481

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$24,085	$27,815	$25,486
Customer deposits	30,454	21,036	30,265
Accrued liabilities	38,381	42,060	37,759
Deferred income taxes	-	-	5,701
Current portion of lease obligations	3,389	3,051	3,007
Total current liabilities	96,309	93,962	102,218

Lease obligations, less current portion	52,915	50,074	50,909
Other liabilities	25,635	25,476	25,741
Total liabilities	174,859	169,512	178,868

Stockholders' equity	293,637	301,739	293,613
Total liabilities and stockholders' equity	$468,496	$471,251	$472,481

NEWS RELEASE – OCTOBER 31, 2016

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands – Unaudited)

	Nine Months Ended September 30,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$17,409	$18,607
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,472	18,967
Gain on insurance recovery	(2,460)	-
Proceeds from insurance recovery received for business interruption and destroyed inventory	2,327	-
Share-based compensation expense	2,992	3,142
Deferred income taxes	(3,030)	-
Provision for doubtful accounts	286	167
Other	450	618
Changes in operating assets and liabilities:
Accounts receivable	1,330	883
Inventories	9,821	1,974
Customer deposits	9,418	6,578
Other assets and liabilities	(5,176)	(1,078)
Accounts payable and accrued liabilities	(7,603)	(4,027)
Net cash provided by operating activities	47,236	45,831

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(25,292)	(22,523)
Maturities of investments	12,000	2,500
Proceeds from insurance for destroyed property and equipment	2,312	-
Other	(3)	35
Net cash used in investing activities	(10,983)	(19,988)

CASH FLOWS FROM FINANCING ACTIVITIES:
Construction allowance receipts	-	4,773
Payments on lease obligations	(2,295)	(1,801)
Taxes on vested restricted shares	(883)	(1,152)
Dividends paid	(6,885)	(5,855)
Common stock purchased	(21,282)	(14,002)
Net cash used in financing activities	(31,345)	(18,037)

Increase in cash and cash equivalents during the period	4,908	7,806

Cash and cash equivalents at beginning of period	70,659	65,481

Cash and cash equivalent at end of period	$75,567	$73,287

NEWS RELEASE – OCTOBER 31, 2016

About Havertys
Havertys (NYSE:  HVT and HVT.A), established in 1885, is a full-service home furnishing retailer with 123 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper middle price ranges.  Additional information is available on the company's website, havertys.com.
News releases include forward-looking statements, which are subject to risks and uncertainties.  Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the company's reports filed with the SEC.
Conference Call Information
The company invites interested parties to listen to the live audiocast of the conference call on Tuesday, November 1, 2016 at its website, havertys.com under the investor relations section.  If you can not listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 1:00 p.m. ET through Tuesday, November 8, 2016.  The number to access the telephone playback is 1-888-203-1112 (access code:  2987391).
Contact:
Haverty Furniture Companies, Inc. (404) 443-2900
Dennis L. Fink
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer

SOURCE:  Havertys